Exhibit 23.2

Consent of Wright & Company, Inc.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in this registration statement on Form S-8 of our reserve report dated January 11, 2017, included in the Annual Report on Form 10-K of Gastar Exploration Inc., filed with the SEC on March 9, 2017.

Wright & Company, Inc. TX. Reg. No. F-12302

By:	/s/ D. Randall Wright, P.E.
D. Randall Wright, P.E.
President

Brentwood, Tennessee

July 7, 2017